                                                                    EXHIBIT 99.1

                HARRIS CORPORATION REPORTS FIRST QUARTER EARNINGS
                                OF $.30 PER SHARE



MELBOURNE, FLORIDA. OCTOBER 16, 2002 - Harris Corporation (NYSE: HRS) today reported fiscal 2003 first quarter net income of $19.9 million versus $17.1 million in the prior-year first quarter. Earnings per share were $.30, compared to $.26 in the prior-year quarter. The company reported exceptionally strong performance in its government and tactical radio businesses, weaker than expected results in its broadcast business from postponed digital equipment purchases, and further weakening in its international microwave market. Earnings in the quarter benefited from non-operating income related to the sale of the company's interest in its LiveTV venture. Revenues in the first quarter were $450.2 million, versus revenues of $443.4 million in the first quarter of fiscal 2002.

GOVERNMENT COMMUNICATIONS SYSTEMS

The company's Government Communications Systems segment once again reported exceptional growth in both revenue and operating income. Sales rose 17 percent and operating income increased 27 percent, compared to the prior-year quarter. An outstanding contract win rate and increased government spending are driving excellent results.

During the quarter, the company won a 15-year, $1.7 billion contract to integrate and modernize the FAA's Telecommunications Infrastructure (FTI). Total value of the program, including options, could reach $3.5 billion through 2017. The program, for which Harris is the prime contractor, will consolidate telecommunications at more than 5,000 FAA facilities nationwide. Also during the quarter, Harris was awarded a contract to provide operations and maintenance services for the U.S. Air Force Satellite Control Network's communications functions (MCOM) at Schriever AFB, Colorado and Onizuka AFS, California. Contract options could increase the overall value for Harris to $355 million through 2009. The company also was awarded a subcontract from Lockheed Martin to design and test the wireless transmission system architecture for the U.S. Army's Warfighter Information Network. The production phase of the program, if awarded to the Lockheed Martin team in 2005, could increase the total value of the program for Harris to $1 billion over a 15-year period. In addition, Harris has contracted with The Boeing Company for an initial six-year, $90 million military satellite communications hardware design, development, and integration project for the U.S. Air Force's Family of Beyond Line-of-Sight Terminal (FAB-T) program. FAB-T will provide the warfighter with protected wideband satellite communications on strategic aircraft and at remote ground terminals. An extensive production phase is expected to follow.

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RF COMMUNICATIONS

The War on Terrorism continues to drive outstanding results in the company's
RF Communications segment. Sales increased 20 percent and operating income soared 76 percent, compared to the first quarter of fiscal 2002. Harris is responding to urgent requirements for its industry-leading Falcon II tactical radios from a broad base of government customers, including the U.S. Special Operations Command, the U. S. Army Communications-Electronics Command, United Kingdom Ministry of Defence, and other allied nations. Operating results also are benefiting from significant manufacturing efficiencies implemented over the past year.

Design and development activities for two major contracts are now fully underway at RF Communications. Harris is providing systems architecture for programs that are redefining the world's tactical radios of the future - the U.S. Joint Tactical Radio System Program and the United Kingdom's Bowman Tactical Radio Programme.

BROADCAST COMMUNICATIONS

Although typically not a seasonally strong quarter, first quarter results for the company's Broadcast Communications segment were weaker than expected. Many of the smaller-market broadcasters are installing the minimum amount of equipment necessary to temporarily comply with the FCC's digital conversion mandate, thereby delaying purchases of more expensive systems that eventually will be required. As a result, the Broadcast Communications segment reported a 17 percent decline in first quarter sales, compared to strong performance in the first quarter of the prior year. The decline in sales volume reduced first quarter operating income to $1.9 million, compared to the prior year's $7.5 million.

 "While our broadcast results certainly represented a disappointment in the first quarter, the fundamentals in the business remain strong and the outlook is excellent," said Phillip W. Farmer, chairman and CEO. "Harris is by far the infrastructure vendor of choice and continues to maintain its formidable market position. The FCC and Congress are holding firm to schedules to convert from analog to digital TV broadcasting. Deadlines for all broadcasters to achieve full-power requirements are expected to be established within the next year. In addition, the digital conversion for radio broadcasting is now underway." During the first quarter, Harris booked an order from Radio One, Inc., one of the nation's premier radio broadcast groups, for the first major commercial implementation of IBOC digital audio technology.

MICROWAVE COMMUNICATIONS

Sales in Harris' Microwave Communications segment declined 30 percent, compared to the prior-year quarter, and the business had an operating loss of $7.3 million. While the company's North American microwave business was again solid, there was further

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weakening in international wireless telecom markets. Additionally, a supplier ceased operations, which caused a reduction in international sales in the quarter by about $5 million. The supplier has since been replaced.

"Over the last several quarters, we have reported that capital constraints in the international arena were significantly limiting the number of economically sound microwave opportunities and, in general, limiting the procurement ability of our international customers," Mr. Farmer said. "In reaction to this market weakness, our breakeven level of sales was lowered considerably during the last fiscal year through relentless cost-cutting actions. With the timing of a market rebound still unclear, additional actions are now planned to further reduce costs and drive greater efficiencies. The actions include the consolidation of research and development in the U.S. from three locations to one East Coast location and a related reduction in engineering staff. This consolidation will enhance R&D effectiveness and support the company's goal of funding a healthy level of R&D spending to ensure that Harris maintains a worldwide technology leadership advantage." Other non-engineering cost reduction actions also are planned across the division. With these planned actions, the division is targeting quarterly breakeven sales of approximately $65 million. The company anticipates non-recurring costs of $7-to-$8 million related to these actions during fiscal 2003.

NETWORK SUPPORT

First quarter sales of $13.2 million in the company's Network Support segment were flat compared with the prior-year quarter. The business reported an operating loss of $2.7 million, compared to an operating loss of $4.3 million in the first quarter of 2002. Cost cutting programs are helping to minimize losses in this telecom business and additional cost reductions are planned.

OTHER ITEMS

Non-operating income in the first quarter of 2003 was $16.2 million. Non-operating income and cash flow benefited during the quarter from the sale of the company's interest in LiveTV. "LiveTV represents another example of how Harris, over the years, has realized commercial value from technology developed in its government businesses," Mr. Farmer said.

The company's financial position continues to be strong. Positive cash flow provided by operations in the first quarter was $25.8 million, compared to $5.5 million in the prior year. Cash on hand at the end of the quarter was $363 million, compared to $226 million at the end of fiscal 2002. During the quarter, Harris improved its cash position by completing a previously announced private placement of convertible debentures and also paid down $30 million in long-term debt which had come due. The company's current debt-to-total-capital ratio is
26.6 percent.
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SUMMARY

"My confidence in our businesses and the people of Harris remains very strong in the face of a difficult economic environment," commented Mr. Farmer. "Our two government businesses are performing exceptionally well in markets driven by increased government spending. We expect solid performance from these businesses for years to come. Harris' broadcast business is expanding its footprint in domestic and international markets and is the market leader in the worldwide conversion to digital standards. Although we are very disappointed with the decline in international telecom spending, we continue to believe that the wireless infrastructure build-out for cellular systems will eventually resume. We are taking all the steps needed to ensure that Harris is able to take full advantage of its leadership position in the market when it recovers.

OUTLOOK

"We are lowering our fiscal 2003 earnings per share forecast to a range of $1.30 to $1.40, exclusive of non-recurring costs associated with our planned cost reduction actions referenced above. Previous guidance was $1.50 to $1.60 earnings per share. Obviously, we are deeply disappointed to have to lower our earnings forecast, but with the international telecom market showing no signs of near-term recovery, our outlook is dampened. We are confident that the additional actions we are taking in our telecom businesses will help to ensure a significant improvement in earnings as the market recovers."

                                      # # #

Harris Corporation is an international communications equipment company focused on providing product, system and service solutions for commercial and government customers. The company's five operating divisions serve markets for microwave, broadcast, network support, tactical radio, and government systems. Harris has sales and service facilities in more than 90 countries. Additional information about Harris Corporation is available at www.harris.com.

NOTE: In conjunction with the quarterly earnings release, the company will conduct a conference call on Wednesday, October 16, at 2 p.m. (ET). Interested individuals are invited to listen to the call by using a dial-in number: (719) 457-2633, access code: 734506. The conference call will also be broadcast live via the Internet at http://www.harris.com/conference-call.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that reflect management's current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by their use of forward- looking terminology, such as "believes," "expects," "may," "should," "would," "will," "intends," "plans,"

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"estimates," "anticipates," and similar words. The Company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. Forward-looking statements in this release include the potential value to the Company of recent program awards, earnings guidance for fiscal 2003, breakeven level of sales for the telecom businesses and expected cost reductions and their impact. The Company's consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: uncertain economic conditions which makes it difficult to estimate growth in the Company's markets and, as a result, future income and expenditures; the severe telecommunications slow-down, which has and may continue to have a negative impact on the Company's telecom businesses; the ability to meet cost reduction goals; financial and government and regulatory risks relating to international sales and operations, including fluctuations in foreign currency exchange rates and the effectiveness of the Company's currency hedging program; government import and export policies and other government regulations; the fair values of the Company's portfolio of passive investments, which are subject to significant price volatility or erosion; the Company's ability to continue to develop new products that achieve market acceptance; strategic acquisitions and the risks and uncertainties related thereto, including the ability to manage and integrate acquired businesses; potential changes in government or customer priorities due to program reviews or revisions to strategic objectives, including potential failure to fund government contracts; risks inherent with large long-term fixed price contracts, particularly the ability to contain cost overruns; termination of government contracts; the performance of critical subcontractors or suppliers; potential claims that the Company is infringing the intellectual property of third parties; the successful resolution of patent infringement claims, and the ultimate outcome of other litigation and legal matters; the impact of competitive products and pricing; the ability to recruit and retain qualified personnel; and general economic conditions in the markets in which the Company operates. Further information relating to factors that may impact the Company's results and forward-looking statements are disclosed in the Company's filings with the SEC. The forward-looking statements contained in this release are made as of the date hereof and Harris disclaims any intention or obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ materially from those projected in the forward-looking statements, whether as a result of new information, future events, or otherwise.

ATTACHMENTS:  Financial Statements (four tables)

                                      # # #

Media inquiries: Tom Hausman at 321-727-9131, or thausm01@harris.com Investor relations inquiries: Pamela Padgett at 321-727-9383, or ppadge01@harris.com For additional information, contact Harris Corporation at webmaster@harris.com



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                                     TABLE 1
                               HARRIS CORPORATION
                           FY'03 FIRST QUARTER SUMMARY
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME



       (in millions, except per share amounts)                                                       Quarter Ended
                                                                                       -----------------------------------------
                                                                                           September 27,        September 28,
                                                                                               2002                  2001
                                                                                       ------------------    -------------------

      Revenue from product sales and services                                              $  450.2              $  443.4

      Cost of product sales and services                                                     (335.3)               (330.8)
      Engineering, selling and administrative expenses                                        (96.8)                (99.6)
      Non-operating income                                                                     16.2                  17.9
      Interest income                                                                           1.6                   3.2
      Interest expense                                                                         (5.7)                 (8.2)
                                                                                           --------              --------

      Income before income taxes                                                               30.2                  25.9
      Income taxes                                                                            (10.3)                 (8.8)
                                                                                           --------              --------

      Net income                                                                           $   19.9              $   17.1
                                                                                           ========              ========

      NET INCOME PER COMMON SHARE

       Basic                                                                               $    .30              $    .26
       Diluted                                                                             $    .30              $    .26

      Cash dividends paid per common share                                                 $    .08              $    .05

      Average basic shares outstanding                                                         66.2                  65.7
      Average diluted shares outstanding                                                       66.6                  66.0



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                                     TABLE 2
                               HARRIS CORPORATION
                           FY'03 FIRST QUARTER SUMMARY
                          BUSINESS SEGMENT INFORMATION


        (in millions)                                                                                 Quarter Ended
                                                                                         ---------------------------------------
                                                                                            September 27,         September 28,
                                                                                               2002                   2001
                                                                                         ------------------    -------------------
        REVENUE

         Government Communications Systems                                                  $  252.0              $  216.0
         RF Communications                                                                      63.8                  53.1
         Microwave Communications                                                               56.0                  79.8
         Network Support                                                                        13.2                  13.4
         Broadcast Communications                                                               67.9                  82.3
         Corporate eliminations                                                                 (2.7)                 (1.2)
                                                                                            --------              --------
                                                                                            $  450.2              $  443.4
                                                                                            ========              ========

        INCOME BEFORE INCOME TAXES

         Government Communications Systems                                                  $   23.7              $   18.7
         RF Communications                                                                      14.8                   8.4
         Microwave Communications                                                               (7.3)                 (5.4)
         Network Support                                                                        (2.7)                 (4.3)
         Broadcast Communications                                                                1.9                   7.5
         Headquarters expense                                                                  (12.3)                (11.9)
         Non-operating income                                                                   16.2                  17.9
         Net interest                                                                           (4.1)                 (5.0)
                                                                                            --------              --------
                                                                                            $   30.2              $   25.9
                                                                                            ========              ========

                                     TABLE 3
                               HARRIS CORPORATION
                           FY'03 FIRST QUARTER SUMMARY
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS


  (in millions)                                                                                     Quarter Ended
                                                                                        -----------------------------------
                                                                                         September 27,        September 28,
                                                                                              2002                2001
                                                                                        ----------------    ---------------
OPERATING ACTIVITIES
 Net income                                                                              $    19.9            $    17.1
 Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization                                                             13.5                 13.6
    Non-current deferred income tax                                                            2.2                  3.1
    Gains on the sale of securities and ventures                                             (23.2)               (27.0)
 (Increase) decrease in:
  Accounts and notes receivable                                                               11.6                 43.7
  Unbilled costs and inventories                                                               4.3                (16.3)
 Increase (decrease) in:
  Accounts payable and accrued expenses                                                      (14.1)               (50.4)
  Advance payments and unearned income                                                         6.7                  3.9
  Income taxes                                                                                 8.5                  1.4
 Other                                                                                        (3.6)                16.4
                                                                                         ---------            ---------

Net cash provided by operating activities                                                     25.8                  5.5
                                                                                         ---------            ---------

INVESTING ACTIVITIES
 Cash paid for acquired businesses                                                            --                   (8.6)
 Additions of plant and equipment                                                             (9.8)                (9.5)
 Cash paid for strategic investments                                                          (2.2)                (2.1)
 Proceeds from the sale of securities and ventures                                            24.3                 40.5
                                                                                         ---------            ---------

Net cash provided by investing activities                                                     12.3                 20.3
                                                                                         ---------            ---------

FINANCING ACTIVITIES
 Increase (decrease) in debt, net                                                            103.5                (33.8)
 Proceeds from sale of Common Stock                                                            0.4                  0.8
 Cash dividends                                                                               (5.3)                (3.3)
                                                                                         ---------            ---------

Net cash provided by (used in) financing activities                                           98.6                (36.3)
                                                                                         ---------            ---------

Effect of exchange rate changes on cash and cash
 equivalents                                                                                   0.4                  0.3
                                                                                         ---------            ---------

Net increase (decrease) in cash and cash equivalents                                         137.1                (10.2)

Cash and cash equivalents at beginning of year                                               226.2                103.0
                                                                                         ---------            ---------

Cash and cash equivalents at end of quarter                                              $   363.3            $    92.8
                                                                                         =========            =========


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                                     TABLE 4
                               HARRIS CORPORATION
                           FY'03 FIRST QUARTER SUMMARY
                      CONDENSED CONSOLIDATED BALANCE SHEET


(in millions)
                                                                                September 27,           June 28,
                                                                                     2002                2002
                                                                                -------------       -------------
ASSETS

Cash and cash equivalents                                                       $   363.3            $   226.2
Marketable securities                                                                34.5                 52.2
Receivables                                                                         366.8                380.3
Unbilled costs and accrued earnings                                                 175.6                178.6
Inventories                                                                         231.9                233.2
Current deferred income taxes                                                        92.6                 82.3
Income taxes receivable                                                              --                    0.7
Plant and equipment                                                                 267.1                270.6
Goodwill                                                                            221.5                215.2
Non-current notes receivable                                                         32.8                 30.9
Non-current deferred income taxes                                                    23.8                 26.0
Other assets                                                                        162.2                162.3
                                                                                ---------            ---------
                                                                                $ 1,972.1            $ 1,858.5
                                                                                =========            =========


LIABILITIES AND SHAREHOLDERS' EQUITY

Short-term debt                                                                 $    14.8            $    25.9
Accounts payable and accrued expenses                                               303.5                317.6
Advance payments and unearned income                                                 88.8                 82.1
Income taxes payable                                                                 11.3                 --
Long-term debt                                                                      402.3                283.0
Shareholders' equity                                                              1,151.4              1,149.9
                                                                                ---------            ---------
                                                                                $ 1,972.1            $ 1,858.5
                                                                                =========            =========